FOR IMMEDIATE RELEASE
          JANUARY 12, 1998


NORFOLK SOUTHERN REACHES AGREEMENT
WITH CLAYTON, DUBILIER & RICE ON SALE OF NAVL

     NORFOLK, VA -- Norfolk Southern Corporation (NYSE: NSC) announced today that it has reached agreement with the investment firm of Clayton, Dubilier & Rice Inc. (CD&R) on the sale of NS'
North American Van Lines Inc. (NAVL) subsidiary.

     A fund managed by CD&R has agreed to pay $200 million for the motor carrier company. The transaction is subject to customary closing conditions and is expected to be consummated before May 31, 1998.

     "Our association with North American and its top-flight transportation people has seen both companies grow safer and more customer-oriented," said Norfolk Southern Chairman, President and Chief Executive Officer David R. Goode. "This sale will allow Norfolk Southern to concentrate on our efforts to improve rail service and competition in the eastern United States."

     R. Alan Brogan, NS' executive vice president Transportation Logistics and president of NAVL, said the sale is "an excellent opportunity for North American, its people, its agents, owner-operators and customers. CD&R has the experience and the ability to help the company continue its record of growth and customer responsiveness."

     Joseph L. Rice III, chairman and chief executive officer of CD&R, said, "We look forward to partnering with North American's strong management team to maintain its industry leadership and pursue opportunities for continued profitable growth in the U.S. and abroad."

       NAVL is headquartered in Ft. Wayne, IN. Through its Relocation Services and High Value Products divisions, the carrier operates household moving and specialized freight handling services in the United States, Canada and Europe, and offers transportation logistics and relocation services worldwide. The company was founded in 1933. NS acquired NAVL from PepsiCo in 1985.

     CD&R, with headquarters in New York, is a private investment firm that manages a pool of equity capital on behalf of public and private pension funds, college endowments, private foundations, banks and insurance companies. Since its founding in 1978, the firm has led investments in 26 businesses, with aggregate annual sales of more than $17 billion.

       Norfolk Southern is a Virginia-based holding company with headquarters in Norfolk. It owns a major freight railroad, Norfolk Southern Railway Company, which operates approximately 14,300 miles of road in 20 states, primarily in the Southeast and Midwest, and the Province of Ontario. The Corporation also owns Pocahontas Land Corporation, a natural resources company.


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Media Contact: Robert C. Fort, Norfolk, (757) 629-2710

NS World Wide Web Site -- www.nscorp.com

NAVL World Wide Web Site -- www.northamerican-vanlines.com